As filed with the Securities and Exchange Commission on February 27, 1996
                                                    Registration No.33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933



                             CHITTENDEN CORPORATION
             (Exact name of registrant as specified in its charter)

                              Two Burlington Square
                           Burlington, Vermont  05401
                    (Address of principal executive offices)
Vermont                                                           03-0228404
(State or other                                               (I.R.S.
jurisdiction of                                                Employer
incorporation or                                               Identification
organization)                                                  No.)

              Options Issuable Pursuant To Plan Of Merger Providing
                For the Merger of Flagship Bank and Trust Company
                 Into Chittenden Acquisition Bank, A Subsidiary
                            Of Chittenden Corporation
                            (Full title of the plan)

                            F. SHELDON PRENTICE, ESQ.
                                    Secretary
                              Two Burlington Square
                           Burlington, Vermont  05401
                                 (802) 660-1410

                       (Name, address and telephone number
                   including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of          Amount       Proposed maxi-    Proposed maxi-     Amount of
securities to     to be        mum offering      mum aggregate      registration
be registered     registered   price per share   offering price (1) fee
--------------------------------------------------------------------------------
Common Stock
(par value        139,484      $    N/A          $1,982,999.5       $683.74
$1.00 per share)
================================================================================
(1) Based upon Rule 457 (f)(2) and book value of common stock of Flagship Bank and Trust Company on December 29, 1995, ($17.06) and the number of options (116,236,67) that may be exchanged for the securities being registered.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by Chittenden Corporation (the "Company") with the Securities and Exchange Commission and are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1994 as amended on April 4, April 25, and June 6, 1995; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, as amended on December 28, 1995 and September 30, 1995; (c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994; and (d) the description of the Company's capital stock contained in its Registration Statement on Form S-4, as amended, on January 9, 1996 (file number 33-64527).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.  [Not required].

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters in connection with the issuance of the Common Stock offered by this Registration Statement are being passed upon for the Company by
F. Sheldon Prentice, Esq., Secretary of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Vermont Business Corporation Law ("VBCL"), Article Six,
Section I of the Company's Bylaws provides for indemnification of directors and officers as follows:

Chittenden Corporation shall indemnify (A) its directors to the full extent provided by the general laws of the State of Vermont now or hereafter in force, including the advance of expenses under the procedures provided by such laws; and (B) its officers and employees to the same extent it shall indemnify its directors.

The Company's Bylaws also contain indemnification procedures which implement indemnification. The VBCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements, reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful. The Company also maintains directors and officers liability insurance.

The VBCL permits the charter of a Vermont corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that,
(i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles do not contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the fullest extent permitted by Vermont law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.   EXHIBITS.

Exhibit
Number    Description

  5       Opinion of F. Sheldon Prentice (contains Consent of Counsel).

 10.1 Plan of Merger Providing for Merger of Flagship Bank and Trust Company into Chittenden Acquisition Bank, a Subsidiary of Chittenden Corporation (incorporated by reference from the Registration Statement on Form S-4, File No. 33-64527)

 23.1     Consent of Counsel (contained in Exhibit 5).

 23.2     Consent of Arthur Andersen LLP

 23.3     Consent of KPMG Peat Marwick LLP

 24       Power of Attorney.

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, and the State of Vermont on this 21st day of February, 1996.

                                   CHITTENDEN CORPORATION


                                   By: s/ Paul A. Perrault
                                          Paul A. Perrault
                                          President, Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Principal Executive Officer:

s/ Paul A. Perrault      President, Chief         Date: February 21, 1996
Paul A. Perrault         Executive Officer
                         and Director

Principal Financial and Accounting Officer:

s/ Nancy Rowden Brock    Treasurer and Chief      Date: February 21, 1996
Nancy Rowden Brock       Financial Officer


A Majority of the Board of Directors:

Barbara W. Snelling, Frederic H. Bertrand, David M. Boardman, Paul J. Carrara, Lyn Hutton, Phillip A. Kolvoord, Paul A. Perrault, James C. Pizzagalli, Pall D. Spera and Martel D. Wilson


By: s/ Paul A. Perrault       For himself              Date: February 21, 1996
     Paul A. Perrault         and as
                              Attorney-in-Fact

By: s/ Nancy Rowden Brock     For herself              Date: February 21, 1996
     Nancy Rowden Brock       and as
                              Attorney-in-Fact

     EXHIBIT INDEX

     Exhibit
     Number    Description

      5        Opinion of F. Sheldon Prentice (contains
               Consent of Counsel).

     23.1      Consent of Counsel (contained in Exhibit 5).

     23.2      Consent of Arthur Andersen LLP

     23.3      Consent of KPMG Peat Marwick LLP

     24        Power of Attorney.